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Exhibit 23.1

Independent Auditors' Consent

To the Board of Directors of
Coldwater Creek Inc.:

We consent to the use of our report dated March 10, 2003, except for the impact of the stock dividend declared on August 4, 2003 discussed in Note 2 and the segment reporting disclosures in Note 1 and Note 17, as to which the date is December 3, 2003, with respect to the consolidated balance sheet of Coldwater Creek Inc. as of February 1, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the eleven-month transition period then ended, included and incorporated by reference herein and in the registration statement and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in the registration statement.

Our report refers to our audit of the adjustments that were applied to restate the amounts and disclosures related to the Company's two 50 percent stock dividends declared on December 19, 2002 and August 4, 2003 reflected in the March 2, 2002 and March 3, 2001 consolidated financial statements, and of the adjustments that were applied to restate the segment reporting amounts and disclosures in Note 1 and Note 17 of the March 2, 2002 and March 3, 2001 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the March 2, 2002 and March 3, 2001 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Boise, Idaho
March 29, 2004

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  Exhibit 23.1